THIRD AMENDMENT TO MODIFICATION AGREEMENT

This Third Amendment to Modification Agreement (this “Amendment”) is made and entered into as of this 1st day of November, 2016 by and between Medovex Corp., a Nevada corporation with its principal offices at 3729 Hardee Avenue, Atlanta, Georgia 30341 (the “MDVX” or the “Company”), and Steve Gorlin, an individual with an address of 1234 Airport Rd, #105, Destin, FL 32541 (“Gorlin”). Gorlin and the Company are collectively referred to as the “Parties”.

WHEREAS, Gorlin purchased from the Company $2.0 million of the Company's 5.5% Convertible Promissory Notes on November 9, 2015 (the “Note”), payable $1.0 million on November 9, 2015 and $1.0 million no later than March 1, 2016, and received certain warrants (the “Warrants”) dated November 9, 2015 in connection therewith;

WHEREAS, Gorlin and the Company entered into that certain Modification Agreement dated January 25, 2016, as amended by the Amendment to the Modification Agreement dated February 16, 2016 (the “First Amendment”), and as further amended by the Second Amendment to the Modification Agreement dated January 25, 2016 (the “Second Amendment”);

WHEREAS, the Modification Agreement originally provided, inter alia, that (i) the $1,000,000 then currently advanced by Gorlin under the Note would convert at $1.75 per share into an aggregate of 571,429 shares of Common Stock of the Company, (ii) Gorlin would not be required to advance an additional $1,000,000 to the Company under the Note, and (iii) Gorlin would purchase from the Company 571,429 shares of Common Stock of the Company at a purchase price of $1.75 per share (resulting in an aggregate purchase price of $1,000,000) on or prior to March 27, 2016;

WHEREAS, the First Amendment provided, inter alia, that the number of shares of Common Stock into which the $1,000,000 advanced under the Note would convert under the Modification Agreement was reduced from 571,429 shares to 552,041 shares, and the Warrant Exercise Price was reduced to $1.825;

WHEREAS, the Second Amendment provided, inter alia, that the date by which Gorlin must purchase the Additional Shares under Section 3 of the Modification Agreement was extended to November 1, 2016; and

WHEREAS, the Company and Gorlin wish to extend the date by which Gorlin must purchase the Additional Shares under Section 3 of the Modification Agreement from November 1, 2016 to December 1, 2016.

NOW, THEREFORE, in consideration of the mutual terms and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Extension of Date to Purchase Additional Shares. Section 3 of the Modification Agreement is hereby amended by deleting the first sentence thereof in its entirety, and inserting the following text in lieu thereof:

> Gorlin hereby irrevocably agrees to purchase, and the Company agrees to sell, 571,429 restricted shares of Common Stock (the "Additional Shares") at a purchase price of $1.75 per share (resulting in an aggregate purchase price of $1,000,000) (the "Purchase Price"), on or prior to December 1, 2016.

2. SEC Reports. The Company agrees to file a report under the Securities Exchange Act of 1934 announcing the matters set forth in this Amendment.

3. Notices. All communications hereunder will be in writing and, except as otherwise expressly provided herein, sent by overnight mail, to the Company at: 3729 Hardee Avenue Atlanta, Georgia 30341, and to Gorlin at: 1234 Airport Road, 3105, Destin, FL 32541.

4. Parties in Interest. This Amendment is made solely for the benefit of Gorlin and the Company, and their respective controlling person directors and officers, and their respective successors, assigns, executors and administrators. No other person shall acquire or have any right under or by virtue of this Amendment.

5. Headings. The section headings in this Amendment have been inserted as a matter of convenience of reference and are not a part of the Amendment.

6. Applicable Law; Venue and Jurisdiction; Injunctive Relief. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles. Any action arising out of this Amendment shall be brought exclusively in court of competent jurisdiction located in New York County, New York, and the Parties hereby irrevocably submit to the personal jurisdiction of such courts, and waive any objection they now or hereafter may have to the laying of venue in such courts. Nothing herein shall limit the Company's right to pursue any remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Gorlin's failure to satisfy the obligations set forth in Section 3 of the Modification Agreement, as modified by this Amendment.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.

8. Authority. This Amendment has been duly authorized, executed and delivered by and on behalf of the Company and Gorlin.

[*Signatures Contained on the Following Page*]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, as of the day and year first above written.

MEDOVEX CORP.

By: ______________________________
Name: Jarrett Gorlin
Title: Chief Executive Officer

____
Name: STEVE GORLIN

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, as of the day and year first above written.

MEDOVEX CORP.

By: ______________________________
Name: Jarrett Gorlin
Title: Chief Executive Officer

____
Name: STEVE GORLIN